UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 8, 2018

Eagle Materials Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-12984	75-2520779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3811 Turtle Creek Blvd., Suite 1100, Dallas, Texas	75219
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number including area code: (214) 432-2000

Not Applicable

(Former name or former address if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 7.01. Regulation FD Disclosure

Effective May 8, 2018, American Gypsum Company LLC (“American Gypsum”), a subsidiary of Eagle Materials Inc. (the “Company”), and a group of homebuilder plaintiffs entered into a settlement agreement (the “Homebuilder Settlement Agreement”) to settle all claims made against American Gypsum by the homebuilder plaintiffs in the lawsuit pending in the United States District Court of the Eastern District of Pennsylvania relating to alleged violations of antitrust law by American Gypsum and other defendant wallboard manufacturers. The Homebuilder Settlement Agreement, in which American Gypsum denies all wrongdoing, includes releases by the homebuilder plaintiffs of American as well as its subsidiaries, affiliates, and other related parties, for the time period prior to and including the date of execution of the Homebuilder Settlement Agreement. Under the Homebuilder Settlement Agreement, American Gypsum agreed to pay a total of $6.0 million in cash to settle the claims against it. The Company will record the settlement amount as an expense in its fiscal fourth quarter 2018 results.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLE MATERIALS INC.

By:	/s/ James H. Graass
James H. Graass
Executive Vice President, General Counsel and Secretary

Date: May 11, 2018